FOR IMMEDIATE RELEASE

Investor Relations Contact:	Media Relations Contact:
Gregory Hunt 781-830-3995 ghunt@twtr.com	Jeff Duhamel 781-830-3495 jduhamel@twtr.com

Tweeter Home Entertainment Group Receives Delisting Notice from NASDAQ
Due to Chapter 11 Filing

Canton, Mass., (June 15, 2007) – As previously reported, on June 11, 2007 Tweeter Home Entertainment Group, Inc. (NASDAQ: TWTR) announced that it had filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code.

On June 12, 2007, the Company received a letter from the Listing Qualifications Department (the “NASDAQ staff”) of The NASDAQ Stock Market indicating that, as a result of the Company’s having filed for protection under Chapter 11 of the U.S. Bankruptcy Code, the NASDAQ staff has determined, using its discretionary authority under NASDAQ Marketplace Rules 4300, 4450(f) and IM-4300, that the Company’s securities will be delisted from the NASDAQ Stock Market and that trading in the Company’s common stock will be suspended, unless the Company files an appeal of the determination.

The Company does not intend to appeal the NASDAQ staff’s determination. Accordingly, trading of the Company’s common stock will be suspended at the opening of business on June 21, 2007 and a Form 25-NSE will be filed with the Securities and Exchange Commission, which will remove the Company’s securities from listing and registration on The NASDAQ Stock Market.

Tweeter Home Entertainment Group, Inc. (NASDAQ: TWTR) was founded in 1972 by the Company’s Chairman, Sandy Bloomberg. Based in Canton, Massachusetts, the Company is a national specialty consumer electronics retailer providing home and mobile entertainment solutions. The Company’s fiscal 2006 revenues were $775 million. Tweeter has been named the 2006 Retailer of the Year by Sound and Vision Magazine and a “Consumer Electronics Retailer of the Year” by Audio-Video International every year since 1979. The company operates 130 stores under the Tweeter, hifi buys, Sound Advice and Showcase Home Entertainment names. The Company’s stores are located in the following markets: New England, the Mid-Atlantic, Chicago, the Southeast (including Florida), Texas, Phoenix and Las Vegas.

Further information on Tweeter Home Entertainment Group can be found on the Company’s websites at www.twtr.com and www.tweeter.com.

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